Exhibit 10.2
Schedule of Compensation of Non-Employee Directors
     On August 16, 2007, the Board of Directors of CNX Gas Corporation amended the compensation program for non-employee Directors. The principle structural change was to remove meeting attendance fees. The new compensation arrangements are as follows:
     1. Non-Executive Chairman of the Board:
•	Cash — $120,000 annual fee; and

•	Equity — $200,000 annual restricted stock unit grant.
     2. Directors other than Non-Executive Chairman of the Board:
•	Cash — $70,000 annual fee; and

•	Equity — $100,000 annual restricted stock unit grant.
     3. Chairman of the Audit Committee:
•	Cash — $15,000 annual fee.
     4. Members of the Audit Committee other than Chairman of the Audit Committee:
•	Cash — $7,500 annual fee.
     5. Chairmen of Committees other than Audit Committee:
•	Cash — $7,500 annual fee.
     The cash component of compensation described above was made effective starting with the period August through October 2007. All cash payments will be made quarterly in arrears. The equity grants described above will be first made in 2008 after the Annual Meeting of Stockholders to be held in the spring of 2008.
     There will be no equity grants made to Directors solely as a result of their appointment to the Board.
     Directors who are employees of CNX Gas Corporation or CONSOL Energy Inc. do not receive compensation from CNX Gas Corporation for their services as Directors of CNX Gas Corporation.

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